        Exhibit 99.1
Sotera Health Announces Closing of $1.5 Billion Term Loan B and
$750 Million Senior Secured Note Financings
CLEVELAND, OH, May 30, 2024 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry, today announced that its direct subsidiary has successfully closed a new senior secured Term Loan B facility in an aggregate principal amount of $1.51 billion (the “TLB”) as well as an issuance of senior secured notes in an aggregate principal amount of $750.0 million (the “Notes") (collectively, the “Financings”), both of which mature in 2031. The Company used the net proceeds from the Financings, along with cash on hand, to refinance its existing $1.76 billion Term Loan B and $496.3 million Term Loan B facilities.
“We are pleased to announce the successful refinancing of our capital structure with a $1.5 billion Term Loan B and $750M of Senior Secured Notes at terms that are favorable to the Company,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “The strong market reception for this financing is a testament to the strength of our business. This financing is expected to result in approximately $5 million of interest expense savings for 2024, reducing our interest expense outlook to a range of $165M - $175M.”
The TLB was issued in connection with an amendment to the Company’s existing First Lien Credit Agreement and will bear interest at a variable rate per annum plus an applicable margin, at the Company's option, of either 3.25% for SOFR-based loans or 2.25% for alternate base rate loans (in each case, subject to a 0% floor), in any case payable in arrears. The TLB is prepayable without premium or penalty at any time six months after the closing date, and includes a 1.00% premium for certain repricing transactions that occur in the first six months after the closing date. The TLB is required to be paid down at 1.00% of the aggregate principal amount ($15.1 million) per year, with the balance due in 2031. The covenants applicable to the TLB are substantially the same as those in the Company’s existing First Lien Credit Agreement.
The Notes will bear interest at a fixed rate of 7.375% per annum payable semi-annually in arrears. The Notes will be guaranteed by the Company and each of the other entities that guarantees the existing First Lien Credit Agreement. The Notes and the related guarantees will be secured on a first lien basis by substantially all assets of the issuer and the guarantors (other than any excluded assets and subject to certain other exceptions).
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
Updates can be found from time to time on recent developments in matters relevant to investors on the Investor Relations section of the Company’s website at Investor Relations | Sotera Health.
9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147
440-262-1410 | soterahealth.com

Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative versions of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations of the Company’s future performance and the future performance of the markets in which the Company operates in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of, or increases in the price of ethylene oxide (“EO”) or Cobalt-60, or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia; fluctuations in foreign currency exchange rates; changes in industry trends, environmental, health and safety regulations or preferences, and general economic, social and business conditions; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to use of EO and/or emission and releases of EO from our facilities in California, Georgia, Illinois and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities; our ability to attract and retain qualified employees; the risks of doing business internationally, including global and regional economic and political instability and compliance with numerous and sometimes inconsistent laws and regulations in multiple jurisdictions; and an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
INVESTOR RELATIONS CONTACTS:
Jason Peterson
Vice President & Treasurer, Sotera Health
IR@soterahealth.com
MEDIA CONTACT:
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company
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